UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

March 16, 2017

Date of Report (Date of Earliest Event Reported)

TRIMAX CONSULTING, INC.

 (Exact name of registrant as specified in its charter)

Nevada	333-133961	371758469
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

9190 W. Olympic Blvd., #324 Beverly Hills, CA	90212
(Address of principal executive offices)	(Zip Code)

(855) 777-5666

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01 – CHANGE IN CONTROL OF REGISTERANT.

On March 16th, 2017, Oeshadebi Waterford, the Company's President and CEO, completed a transaction with Newfield Global Holdings Limited, which acquired 25,000,000 shares of common stock, representing 96.3% ownership of the Company. Newfield Global Holdings Limited paid $300,000.00 in cash.

ITEM 5.02 – DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On March 16th, 2017, Ms. Oeshadebi Waterford resigned from her official positions as Director and CEO of the Company, and on the same day the shareholders of the Corporation voted Mr. Eng Wah Kung as Director, and CEO, and Mr. Teck Siong Lim as CFO.

Mr. Kung, 55, holds a Diploma in Hotel Management and Food and Beverage from Les Roches, Switzerland. Prior to joining the Company, he has been acting as the CEO and director for another US listed company, Star Alliance International Corp., in-charge of over-seeing its financial performance since November 2016. He also was the general manager of several Southeast Asian hotel operations companies including Nha Trang Lodge, Vietnam and NCL Cambodia Pte Ltd. He has over 33 years' experience in senior management positions in the hotel and travel industry.

Mr. Lim, 44, holds a Diploma in Business and Management from KDU College, Malaysia. Prior to joining the company, he was a unit sales manager of Great Eastern Life Assurance (M) Berhad, Malaysia since 1994. He was awarded the Million Dollar Producer Club in 1995, 1996 and 1997, and Supremacy Award winner of year 2000, 2001 and 2002. Mr. Lim brings more than 20 years of managerial experience in executive level finance to the Company.

ITEM 9.01 EXHIBITS

  (d) Exhibits.

10.1

Shareholder’s Resolution Appointing New Director

10.2

Resignation of Oeshadebi Waterford

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 23, 2017

TriMax Consulting Inc.

         _S/Eng Wah Kung___________

By:   Eng Wah Kung, CEO